Exhibit 99.1

Kraton Performance Polymers, Inc. Announces Closing of the Secondary Public Offering of Common Stock

HOUSTON, TX (April 6, 2011) - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announced today the closing of the secondary public offering of 9,988,072 shares of its common stock held by affiliates of TPG Capital, L.P. and J.P. Morgan Partners, LLC at a price to the public of $37.75 per share, representing all of the shares of common stock held by the selling stockholders.

The Company did not receive any proceeds from the offering, and the total number of shares of common stock outstanding did not change as a result of the offering.

Credit Suisse Securities (USA) LLC, BofA Merrill Lynch, Morgan Stanley& Co. Incorporated, Oppenheimer & Co. Inc. and Goldman, Sachs & Co. were the bookrunning managers of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from: Credit Suisse Securities (USA) LLC, Attn: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, Phone: 1-800-221-1037; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com; Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, New York 10282, Phone (866) 471-2526, Fax (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com; KeyBanc Capital Markets, Attn: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114 or by calling (216)689-0421; Macquarie Capital (USA) Inc., Attn: Prospectus Department, 125 West 55th Street, 22nd Floor, New York, NY 10019, or by calling (212) 231-6564, or by emailing us.prospectus@macquarie.com; Morgan Stanley& Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, New York, NY 10014 or prospectus@morganstanley.com; Oppenheimer& Co. Inc., Attn: Syndicate Prospectus Department, 300 Madison Ave., 4th Floor, New York, New York 10017, Phone (212)667-8563, Fax (212)667-6141, or EquityProspectus@opco.com; or UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

For Further Information:

Investors:	H. Gene Shiels 281-504-4886
Media:	Richard A. Ott 281-504-4720